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Exhibit 99.1

Management's Report

The accompanying consolidated financial statements of United States Steel Corporation are the responsibility of and have been prepared by United States Steel Corporation in conformity with accounting principles generally accepted in the United States of America. They necessarily include some amounts that are based on best judgments and estimates. United States Steel Corporation financial information displayed in other sections of this report is consistent with these financial statements.

        United States Steel Corporation seeks to assure the objectivity and integrity of its financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.

        United States Steel Corporation has a comprehensive formalized system of disclosure controls and procedures designed to provide reasonable assurance that assets are safeguarded, that financial records are reliable and that information required to be disclosed in reports filed with or submitted to the Securities and Exchange Commission is recorded, processed, summarized and reported within the required time limits. Appropriate management monitors the system for compliance and evaluates it for effectiveness, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the financial statements, United States Steel Corporation's independent accountants review disclosure controls and procedures selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.

        The Board of Directors pursues its oversight role in the area of financial reporting and disclosure controls and procedures through its Audit & Finance Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and/or separately) with the independent accountants, management, internal auditors and members of the disclosure committee to monitor the proper discharge by each of their responsibilities relative to disclosure controls and procedures and the Corporation's financial statements.

/s/ Thomas J. Usher	/s/ John P. Surma
Thomas J. Usher Chairman of the Board of Directors and Chief Executive Officer	John P. Surma President

/s/ Gretchen R. Haggerty	/s/ Larry G. Schultz
Gretchen R. Haggerty Executive Vice President, Treasurer and Chief Financial Officer	Larry G. Schultz Vice President and Controller

Report of Independent Accountants

To the Stockholders of United States Steel Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of United States Steel Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of United States Steel Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
 Pittsburgh, Pennsylvania
February 25, 2003, except as to Note 8
which is as of November 7, 2003

Statement of Operations

(Dollars in millions) Year Ended December 31,	2002	2001	2000

Revenues and other income:
Revenues	$6,031	$5,464	$5,125
Revenues from related parties (Note 14)	918	822	965
Income (loss) from investees (Note 5)	33	64	(8)
Net gains on disposal of assets (Note 15)	29	22	46
Other income (Note 7)	43	3	4

Total revenues and other income	7,054	6,375	6,132

Costs and expenses:
Cost of revenues (excludes items shown below)	6,158	6,166	5,684
Selling, general and administrative expenses (credits)	418	270	(16)
Depreciation, depletion and amortization	350	344	360

Total costs and expenses	6,926	6,780	6,028

Income (loss) from operations	128	(405)	104
Net interest and other financial costs (Note 6)	115	141	105

Income (loss) before income taxes	13	(546)	(1)
Income tax provision (benefit) (Note 13)	(48)	(328)	20

Net income (loss)	$61	$(218)	$(21)

Income Per Common Share (Note 18)

Basic and diluted	$.62	$(2.45)	$(.24)

The accompanying notes are an integral part of these financial statements.

Balance Sheet

(Dollars in millions) December 31,	2002	2001

Assets
Current assets:
Cash and cash equivalents	$243	$147
Receivables, less allowance of $57 and $58 (Note 21)	805	671
Receivables from related parties, less allowance of $— and $107 (Note 14)	129	159
Inventories (Note 22)	1,030	870
Deferred income tax benefits (Note 13)	217	216
Other current assets	16	10

Total current assets	2,440	2,073
Investments and long-term receivables, less allowance of $2 and $39 (Note 15)	341	340
Long-term receivables from related parties, less allowance of $— and $36 (Note 14)	6	14
Property, plant and equipment — net (Note 20)	2,978	3,084
Pension asset (Note 12)	1,654	2,745
Intangible pension asset (Note 12)	414	—
Other noncurrent assets	144	81

Total assets	$7,977	$8,337

Liabilities
Current liabilities:
Accounts payable	$677	$551
Accounts payable to related parties (Note 14)	90	143
Payroll and benefits payable	254	239
Accrued taxes	281	248
Accrued interest	44	45
Long-term debt due within one year (Note 11)	26	32

Total current liabilities	1,372	1,258
Long-term debt (Note 11)	1,408	1,434
Deferred income taxes (Note 13)	223	732
Employee benefits (Note 12)	2,601	2,008
Long-term payable to related parties (Note 14)	—	33
Deferred credits and other liabilities	346	366

Total liabilities	5,950	5,831

Contingencies and commitments (Note 25)	—	—
Stockholders' Equity (Details on page F-6)
Common stock —
Issued — 102,485,246 shares and 89,197,740 shares (par value $1 per share, authorized 200,000,000 shares)	102	89
Additional paid-in capital	2,689	2,475
Retained earnings	42	—
Accumulated other comprehensive loss	(803)	(49)
Deferred compensation	(3)	(9)

Total stockholders' equity	2,027	2,506

Total liabilities and stockholders' equity	$7,977	$8,337

The accompanying notes are an integral part of these financial statements.

Statement of Cash Flows

(Dollars in millions)Year Ended December 31,	2002	2001	2000

Increase (decrease) in cash and cash equivalents
Operating activities:
Net income (loss)	$61	$(218)	$(21)
Adjustments to reconcile to net cash provided from (used in) operating activities:
Depreciation, depletion and amortization	350	344	360
Pensions and other postretirement benefits	87	(57)	(847)
Deferred income taxes	(39)	18	389
Net gains on disposal of assets	(29)	(22)	(46)
(Income) loss from equity investees, net of distributions	(9)	(47)	18
Changes in:
Current receivables
— sold	320	—	—
— repurchased	(320)	—	—
— operating turnover	(134)	116	(43)
— income taxes	—	336	(267)
— provision for doubtful accounts	29	108	47
Inventories	(160)	104	(63)
Current accounts payable and accrued expenses	196	(87)	(262)
All other — net	(73)	74	108

Net cash provided from (used in) operating activities	279	669	(627)

Investing activities:
Capital expenditures	(258)	(287)	(244)
Acquisition of U. S. Steel Kosice, net of cash acquired in 2000 of $59	(38)	(14)	(10)
Disposal of assets	67	44	21
Restricted cash — withdrawals	5	5	2
— deposits	(72)	(4)	(2)
Investees — investments	(18)	(3)	(35)
— return of capital	—	13	—
— loans and advances	(3)	(3)	(10)
— repayments of loans and advances	8	—	—
All other — net	—	10	8

Net cash used in investing activities	(309)	(239)	(270)

Financing activities:
Net change in attributed portion of Marathon consolidated debt and other financial obligations	—	(74)	1,208
Repayment of specifically attributed debt	—	(370)	(6)
Revolving credit facility — borrowings	40	—	—
— repayments	(40)	—	—
Settlement with Marathon	(54)	—	—
Repayment of long-term debt	(32)	—	—
Common stock issued	227	—	—
Preferred stock repurchased	—	—	(12)
Dividends paid	(19)	(57)	(97)

Net cash provided from (used in) financing activities	122	(501)	1,093

Effect of exchange rate changes on cash	4	(1)	1

Net increase (decrease) in cash and cash equivalents	96	(72)	197
Cash and cash equivalents at beginning of year	147	219	22

Cash and cash equivalents at end of year	$243	$147	$219

Cash provided from (used in) operating activities included:
Interest and other financial costs paid (net of amount capitalized)	$(124)	$(182)	$(71)
Income taxes refunded from (paid to) taxing authorities	(4)	9	(10)
Income tax settlements received from Marathon	7	819	91

See Note 9, for supplemental cash flow information.
 The accompanying notes are an integral part of these financial statements.

Statement of Stockholders' Equity

	Dollars in millions			Shares in thousands
(In millions, except share data)	2002	2001	2000	2002	2001	2000

Common stock:
Balance at beginning of year	$89	$—	$—	89,198	—	—
Common stock issued:
Public offering	11	—	—	10,925	—	—
Employee stock plans	1	—	—	1,397	—	—
Dividend Reinvestment Plan	1	—	—	965	—	—
Separation	—	89	—	—	89,198	—

Balance at end of year	$102	$89	$—	102,485	89,198	—

Additional paid-in capital:
Balance at beginning of year	$2,475	$—	$—
Common stock issued	214	—	—
Common stock issued in Separation	—	2,475	—

Balance at end of year	$2,689	$2,475	$—

				Comprehensive Income
				2002	2001	2000

Retained earnings:
Balance at beginning of year	$—	$—	$—
Net income	61	—	—	$61
Dividends on common stock (per share $.20)	(19)	—	—

Balance at end of year	$42	$—	$—

Marathon net investment (Note 1):
Balance at beginning of year	$—	$1,952	$2,076
Net loss	—	(218)	(21)		$(218)	$(21)
Repurchase of 6.50% preferred stock	—	—	(12)
Common stock issued	—	8	6
Dividends on preferred stock	—	(8)	(8)
Dividends on common stock (per share $.55 in 2001 and $1.00 in 2000)	—	(49)	(89)
Excess redemption value over carrying value of preferred securities	—	(14)	—
Preferred stock retained by Marathon in Separation	—	(120)	—
Capital contributions by Marathon (Note 2)	—	1,013	—
Transfer to common stockholders' equity at Separation	—	(2,564)	—

Balance at end of year	$—	$—	$1,952

Deferred compensation:
Balance at beginning of year	$(9)	$(3)	$—
Changes during year, net of taxes	6	(6)	(3)

Balance at end of year	$(3)	$(9)	$(3)

Accumulated other comprehensive loss:
Minimum pension liability adjustments (Note 12):
Balance at beginning of year	$(20)	$(4)	$(7)
Changes during year, net of taxes(a)	(756)	(16)	3	(756)	(16)	3

Balance at end of year	(776)	(20)	(4)

Foreign currency translation adjustments:
Balance at beginning of year	$(29)	$(26)	$(13)
Changes during year, net of taxes(a)	2	(3)	(13)	2	(3)	(13)

Balance at end of year	(27)	(29)	(26)

Total balances at end of year	$(803)	$(49)	$(30)

Total comprehensive loss				$(693)	$(237)	$(31)

Total stockholders' equity	$2,027	$2,506	$1,919

(a) Related income tax (provision) benefit:
Minimum pension liability adjustments	$475	$9	$(1)
Foreign currency translation adjustments	—	—	(5)

The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements

1. Basis of Presentation

United States Steel Corporation (U. S. Steel) owns and operates the former steel businesses of USX Corporation, now named and referred to herein as Marathon Oil Corporation (Marathon). U. S. Steel is engaged domestically in the production, sale and transportation of steel mill products, coal, coke, and taconite pellets (iron ore); steel mill products distribution; the management of mineral resources; the management and development of real estate; and engineering and consulting services and, through U. S. Steel Kosice (USSK) in the Slovak Republic, in the production and sale of steel mill products and coke primarily for the central and western European markets.

        Prior to December 31, 2001, the businesses of U. S. Steel comprised an operating unit of Marathon. Marathon had two outstanding classes of common stock: USX—Marathon Group common stock, which was intended to reflect the performance of Marathon's energy business, and USX—U. S. Steel Group common stock (Steel Stock), which was intended to reflect the performance of Marathon's steel business. As described further in Note 2, on December 31, 2001, U. S. Steel was capitalized through the issuance of 89.2 million shares of common stock to holders of Steel Stock in exchange for all outstanding shares of Steel Stock on a one-for-one basis.

        The accompanying consolidated balance sheets as of December 31, 2002 and 2001, and statements of operations and cash flows for the year ended December 31, 2002, reflect the financial position, results of operations and cash flows of U. S. Steel as a separate, stand-alone entity. Combined statements of operations and of cash flows for each of the two years in the period ended December 31, 2001, represent a carve-out presentation of the businesses comprising U. S. Steel, and are not intended to be a complete presentation of the results of operations and cash flows of U. S. Steel on a stand-alone basis. Marathon's net investment in U. S. Steel represented the combined net assets of the businesses comprising U. S. Steel and was presented in lieu of common stockholders' equity. The allocations and estimates included in these combined financial statements for the years 2001 and 2000 were determined using the methodologies described below:

Financial activities — As a matter of policy, Marathon historically managed most financial activities on a centralized, consolidated basis. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends were attributed to U. S. Steel based upon its cash flows for each of the periods presented and its initial capital structure. However, transactions such as leases, certain collateralized financings, certain indexed debt instruments and transactions related to securities convertible solely into Steel Stock were specifically attributed to U. S. Steel.

Corporate general and administrative costs — Corporate general and administrative costs were allocated to U. S. Steel based upon utilization or other methods management believed to be reasonable and which considered certain measures of business activities, such as employment, investments and revenues.

Income taxes — The results from the businesses comprising U. S. Steel were included in the consolidated federal income tax returns of Marathon through 2001. The consolidated provision and the related tax payments or refunds were reflected in U. S. Steel's combined financial statements in accordance with Marathon's tax allocation policy. In general, such policy provided that the consolidated tax provision and related tax payments or refunds were allocated to U. S. Steel, based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to U. S. Steel.

        For tax provision and settlement purposes, tax benefits resulting from attributes (principally net operating losses and various tax credits), which could not be utilized by U. S. Steel on a separate return basis but which could be utilized on a consolidated basis in that year or in a carryback year, were allocated to U. S. Steel if it generated the attributes. As a result, the allocated group amounts of taxes payable or refundable were not necessarily comparable to those that would have resulted if U. S. Steel had filed its own separate tax returns.

        In connection with the Separation discussed in Note 2, U. S. Steel and Marathon entered into a tax sharing agreement, which is discussed in Notes 13 and 25.

2. The Separation

On December 31, 2001, in accordance with the Agreement and Plan of Reorganization approved by the shareholders of Marathon, Marathon converted each share of Steel Stock into the right to receive one share of U. S. Steel common stock (the Separation).

        In connection with the Separation, U. S. Steel was required to repay or replace certain indebtedness and other obligations of Marathon so that the amount of indebtedness and other obligations for which U. S. Steel was responsible immediately following the Separation would be $900 million less than the net amounts attributed to U. S. Steel immediately prior to the Separation (Value Transfer). Any difference between the two amounts, adjusted for the Value Transfer, was to be settled in cash (Cash Settlement). During the last six months of 2001, U. S. Steel completed a number of financings in order to repay or replace certain indebtedness and other obligations of Marathon.

        At December 31, 2001, the net debt and other obligations of U. S. Steel was $54 million less than the net debt and other obligations attributed to U. S. Steel, adjusted for the Value Transfer. As a result, U. S. Steel recorded a $54 million payable to Marathon for the Cash Settlement. In accordance with the terms of the Separation, U. S. Steel paid Marathon $54 million, plus applicable interest, on February 6, 2002.

        The net assets of U. S. Steel at Separation were approximately the same as the net assets attributed to U. S. Steel immediately prior to the Separation, except for the Value Transfer and the impacts of certain other transactions directly related to the Separation. The following table reconciles the net assets attributed to U. S. Steel immediately prior to the Separation with the net assets of U. S. Steel immediately following the Separation:

(In millions)

Net assets of U. S. Steel prior to Separation		$1,551
Value Transfer	$900
Separation costs funded by Marathon	62
Other Separation adjustments	51

Increase in net assets related to Separation		1,013

Net assets of U. S. Steel		$2,564

        In connection with the Separation, U. S. Steel and Marathon entered into the following Agreements:

Financial Matters Agreement — This agreement establishes the responsibilities of U. S. Steel and Marathon relating to certain corporate obligations of Marathon at the time of Separation as follows:

  •
  The assumption by U. S. Steel of certain industrial revenue bonds and certain other financial obligations of Marathon. See Notes 11 and 25 for details.

  •
  Obligations for which Marathon is solely responsible.

  •
  Obligations of Marathon for which U. S. Steel remains contingently liable. See Note 25 for details.

  •
  Obligations of U. S. Steel for which Marathon remains contingently liable.

Tax Sharing Agreement — See Notes 13 and 25, for a discussion of this agreement.

Transition Services Agreement — This agreement provided that, to the extent that one company or the other was not able to immediately service its own needs relating to services formerly managed on a corporate-wide basis, U. S. Steel and Marathon would enter into a transition services agreement whereby one company would provide such services to the other to the extent requested if the providing company was able to do so. Such agreements would be for a term of up to twelve months and be on a cost reimbursement basis. This agreement expired at December 31, 2002.

License Agreement — This agreement granted to U. S. Steel a non-exclusive license to use the USX name rights and certain intellectual property with the right to sublicense.

Insurance Assistance Agreement — This agreement provides for the division of responsibility for joint insurance arrangements and the associated payment of insurance claims and deductibles following the Separation for claims associated with pre-Separation periods.

        For other activities between U. S. Steel and Marathon, see Note 14.

3. Summary of Principal Accounting Policies

Principles applied in consolidation — These financial statements include the accounts of U. S. Steel and its majority-owned subsidiaries. Intercompany accounts, transactions and profits have been eliminated in consolidation.

        The accounts of businesses acquired have been included in the consolidated financial statements from the dates of acquisition. See Note 5 for further discussion of businesses acquired.

        Investments in entities over which U. S. Steel has significant influence are accounted for using the equity method of accounting and are carried at U. S. Steel's share of net assets plus loans and advances. Differences in the basis of the investment and the underlying net asset value of the investee, if any, are amortized into earnings over the remaining useful life of the associated assets.

        Investments in companies whose stock is publicly traded are carried generally at market value. The difference between the cost of these investments and market value is recorded in other comprehensive income (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost and are periodically reviewed for impairment.

        Income (loss) from investees includes U. S. Steel's proportionate share of income (loss) from equity method investments. Also, gains or losses from changes in ownership of unconsolidated investees are recognized in the period of change. Unrealized profits and losses on transactions with equity investees have been eliminated in consolidation.

Use of estimates — Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of property, plant and equipment; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; liabilities for potential tax deficiencies and potential litigation claims and settlements; and assets and obligations related to employee benefits. Actual results could differ from the estimates and assumptions used.

Revenue recognition — Revenues are primarily recognized when products are shipped, properties are sold or services are provided to customers, the sales price is fixed and determinable, collectibility is reasonably assured, and title and risks of ownership have passed to the buyer. Revenues for mineral interest royalties are generally recorded when the cash is received, which approximates the accrual method. Shipping and other transportation costs charged to buyers are recorded in both revenues and cost of revenues.

Cash and cash equivalents — Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities generally of three months or less.

Inventories — Inventories are carried at lower of cost or market on a worldwide basis. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

Derivative instruments — U. S. Steel uses commodity-based and foreign currency derivative instruments to manage its exposure to price risk. Futures, forwards, swaps and options are used to reduce the effects of fluctuations in the purchase price of natural gas and nonferrous metals and also certain business transactions denominated in foreign currencies. U. S. Steel has not elected to designate derivative instruments as qualifying for hedge accounting treatment. As a result, the changes in fair value of all derivatives are recognized immediately in results of operations.

Property, plant and equipment — U. S. Steel records depreciation on a modified straight-line or straight-line method utilizing a composite or group asset approach based upon estimated lives of assets. The modified straight-line method is utilized for domestic steel producing assets and is based upon production levels. The modification factors applied to straight-line calculations range from a minimum of 85% at a production level below 81% of capability, to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, considered the normal long-range level.

        Depletion of mineral properties is based on rates which are expected to amortize cost over the estimated tonnage of minerals to be removed.

        U. S. Steel evaluates impairment of its property, plant and equipment on an individual asset basis or by logical groupings of assets whenever circumstances indicate that the carrying value may not be recoverable. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

        When property, plant and equipment depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reflected in income. Gains on disposal of long-lived assets are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are reclassified as assets held for sale. Proceeds from the disposal of property, plant and equipment depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on income.

Major maintenance activities — U. S. Steel incurs planned major maintenance costs primarily for blast furnace relines. Costs that extend the life of the asset are separately capitalized in property, plant and equipment and are amortized over their estimated useful life, which is generally the period until the next scheduled reline. All other repair and maintenance costs are expensed as incurred.

Environmental remediation — Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve existing assets' environmental safety or efficiency. U. S. Steel provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted if the amount and timing of the cash disbursements are readily determinable.

Pensions, other postretirement and postemployment benefits — U. S. Steel has noncontributory defined benefit pension plans and defined benefit retiree health care and life insurance plans (other postretirement benefits) that cover most of its domestic employees on their retirement. The net pension and other postretirement benefits obligations recorded and the related periodic costs are based on, among other things, assumptions of the discount rate, estimated return on plan assets, salary increases, the mortality of participants and the current level and escalation of health care costs in the future. Additionally, U. S. Steel recognizes an obligation to provide postemployment benefits, primarily for disability-related claims covering indemnity and medical payments for certain domestic employees. The obligation for these claims and the related periodic costs are measured using actuarial techniques and assumptions. Actuarial gains and losses are deferred and amortized over future periods.

Concentration of credit and business risks — U. S. Steel is exposed to credit risk in the event of nonpayment by customers principally within the automotive, steel, container and construction industries. Changes in these industries may significantly affect management's estimates and U. S. Steel's financial performance. U. S. Steel mitigates its exposure to credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring letters of credit, guarantees or collateral. USSK mitigates credit risk for approximately 75% of its revenues by requiring bank guarantees, letters of credit, credit insurance, prepayment or other collateral.

        The majority of U. S. Steel's customers are located in the United States and Central and Western Europe. No single customer accounts for more than 5% of gross annual revenues.

Foreign currency risk — U. S. Steel, primarily through USSK, is subject to the risk of price fluctuations due to the effects of exchange rates on revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than the U.S. dollar.

Stock-based compensation — U. S. Steel has various stock-based employee compensation plans, which are described more fully in Note 19. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income for the stock options or stock appreciation rights (SARs) at the date of grant, as all options and SARs granted had an exercise price equal to the market value of the underlying common stock. When the stock price exceeds the grant price, SARs are adjusted for changes in the market value and compensation expense is recorded. Deferred compensation for restricted stock under the United States Steel Corporation 2002 Stock Plan (2002 Stock Plan) and the USX Corporation 1990 Stock Plan (1990 Stock Plan) is charged to equity when the restricted stock is granted and subsequently adjusted for changes in the market value of the underlying stock. The deferred compensation is then expensed over the vesting period and adjusted if conditions of the restricted stock grant are not met. Deferred compensation for the restricted stock plan for certain salaried employees who are not officers of the Corporation is charged to equity when the restricted stock is granted and subsequently expensed over the vesting period.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

(In millions, except per share data)	2002	2001	2000

Net income (loss), as reported	$61	$(218)	$(21)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	3	2	1
Deduct: Total stock-based employee compensation expense determined under fair value methods for all awards, net of related tax effects	(7)	(5)	(3)

Pro forma net income (loss)	$57	$(221)	$(23)

Basic and diluted net income (loss) per share
— As reported	$.62	$(2.45)	$(.24)
— Pro forma	.58	(2.48)	(.26)

        The above pro forma amounts were based on a Black-Scholes option-pricing model, which included the following information and assumptions:

	2002	2001	2000

Weighted average grant date exercise price per share	$20.42	$19.89	$23.00
Expected annual dividends per share	$.20	$.20	$1.00
Expected life in years	5	5	5
Expected volatility	43%	40%	37%
Risk-free interest rate	4.4%	4.9%	6.5%

Weighted-average grant date fair value of options granted during the year, as calculated from above	$8.29	$7.69	$6.63

Deferred taxes — Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed periodically based on several interrelated factors. These factors include U. S. Steel's expectation to generate sufficient future taxable income and management's intent regarding the permanent reinvestment of the earnings from certain foreign subsidiaries. Deferred tax liabilities have not been recognized for the undistributed earnings of certain foreign subsidiaries, primarily USSK, because management intends to permanently reinvest such earnings in those foreign operations. U. S. Steel records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

Insurance — U. S. Steel is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

Reclassifications — Effective January 1, 2002, net pension and other postretirement costs associated with active employees at our operating locations are reflected in cost of revenues. Net costs and credits associated with corporate headquarters personnel and all retirees are reflected in selling, general and administrative expenses. Prior year data has been reclassified to conform to the current year presentation, which resulted in a decrease in cost of revenues and an increase in selling, general and administrative expenses of $162 million and $190 million for the years ended December 31, 2001 and 2000, respectively. Certain other reclassifications of prior years' data have been made to conform to 2002 classifications.

4. New Accounting Standards

On January 1, 2002, U. S. Steel adopted Statement of Financial Accounting Standards (SFAS) No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting and established specific criteria for the recognition of intangible assets separately from goodwill. This Statement also requires that if any excess of fair value of acquired assets over cost in a business combination remains after reducing to zero amounts that would have otherwise been assigned to the acquired assets, that remaining excess shall be recognized immediately as an extraordinary gain, rather than being deferred and amortized. There was no financial statement impact related to the initial adoption of SFAS No. 141 and the guidance will be applied on a prospective basis.

        On January 1, 2002, U. S. Steel adopted SFAS No. 142 "Goodwill and Other Intangible Assets" which addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS No. 142 are that 1) goodwill and intangible assets with indefinite lives will no longer be amortized, but must be tested for impairment at least annually; and 2) the amortization period for intangible assets with finite lives will no longer be limited to forty years. SFAS No. 142 requires transitional disclosure of what reported net income and the associated per share amount would have been in all periods presented had SFAS No. 142 been in effect. There was no impact to net income or the related per share amount for any period presented in the financial statements.

        Also adopted on January 1, 2002, was SFAS No. 144 "Accounting for Impairment or Disposal of Long-Lived Assets." This Statement establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional guidance on assets to be held and used and assets to be disposed of other than by sale. There was no financial statement impact related to the initial adoption of this Statement.

        On April 30, 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from the Extinguishment of Debt," and the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" will now be used to classify gains and losses on the extinguishment of debt. SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking Fund Requirements" amended SFAS No. 4 and is no longer necessary because SFAS No. 4 has been rescinded. SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers" did not apply to U. S. Steel. SFAS No. 13, "Accounting for Leases" is amended to require certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also makes technical corrections to existing pronouncements. While these corrections are not substantive in nature, in some instances, they may change accounting practice. Generally, SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, except for certain provisions related to SFAS No. 13 that are effective for transactions occurring after May 15, 2002. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 will have no impact on net income or the related per share amount for any period presented in the financial statements.

        In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes a new accounting model for the recognition and measurement of retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires that an asset retirement obligation be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. SFAS No. 143 requires proforma disclosure of the amount of the liability for obligations as if the statement had been applied during all periods affected, using current information, current assumptions and current interest rates. In addition, the effect of adopting a new accounting principle on net income and on the related per share amounts is required to be shown on the face of the income statements for all periods presented under APB Opinion No. 20. U. S. Steel adopted this Statement effective January 1, 2003. The transition adjustment of less than $15 million, net of tax, resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in accounting principle in the first quarter of 2003. U. S. Steel will comply with the proforma disclosure requirements.

        SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued in July 2002. SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities. The scope of SFAS No. 146 includes (1) costs to terminate contracts that are not capital leases; (2) costs to consolidate facilities or relocate employees; and (3) termination benefits provided to employees who are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The provisions of this Statement will be effective for exit or disposal activities initiated after December 31, 2002.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The Interpretation elaborates on the disclosure to be made by a guarantor about obligations under certain guarantees that it has issued. It also clarifies that at the inception of a guarantee, the company must recognize liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements have been adopted for the 2002 annual financial statements (see Note 25). U. S. Steel will apply the remaining provisions of the Interpretation prospectively as required.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure," which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Company has adopted the annual disclosure provisions and will adopt the interim disclosure provisions of SFAS No. 148 effective with the first quarter of 2003. The Company is not changing to the fair value based method of accounting for stock-based employee compensation; therefore, the transition provisions are not applicable.

        FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," was issued in January 2003 and addresses consolidation by business enterprises of variable interest entities that do not have sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support from other parties or whose equity investors lack the characteristics of a controlling financial interest. This Interpretation requires consolidation of a variable interest entity by the primary beneficiary and requires certain disclosures by the primary and other significant beneficiaries. The provisions of this Interpretation apply immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which a company obtains an interest after that date. It applies for the interim period beginning after June 15, 2003, for variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. The Interpretation may be applied prospectively with a cumulative effect adjustment as of the date of first application or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this Interpretation becomes effective, the company must make certain disclosures in all financial statements initially issued after January 31, 2003, regardless of the date on which the variable interest entity was created. U. S. Steel is in the process of assessing the appropriate application of this Interpretation.

5. Business Combinations

On November 24, 2000, U. S. Steel acquired USSK. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s. (VSZ), a diversified Slovak corporation. The purchase price for USSK consisted of cash payments of $69 million in 2000, $14 million in 2001 and additional consideration of not less than $25 million and up to $75 million was contingent upon the performance of USSK in 2001. Based on this performance, the maximum contingent consideration was accrued, resulting in total cash consideration of $158 million. In July 2002, the first installment of the contingent consideration of $37.5 million was paid. The remaining payment of $37.5 million is due in July 2003. Additionally, $325 million of debt and $226 million of other liabilities were included with the acquisition. The acquisition was accounted for under the purchase method of accounting. The 2000 results of operations included the operations of USSK from the date of acquisition. Prior to this transaction, U. S. Steel and VSZ were equal partners in VSZ U. S. Steel, s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Prior to the acquisition, U. S. Steel had accounted for its investment in VSZUSS under the equity method of accounting.

        On March 1, 2001, U. S. Steel completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, U. S. Steel assumed approximately $66 million of employee related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for the year 2001 include the operations of East Chicago Tin from the date of acquisition. In the fourth quarter of 2001, U. S. Steel recorded an intangible asset impairment of $20 million, related to the five-year agreement for LTV to supply U. S. Steel with pickled hot bands entered into in conjunction with the acquisition of LTV's tin mill products business. This impairment was recorded during the quarter that LTV discontinued operations at East Chicago pursuant to a bankruptcy court order.

        On March 23, 2001, Transtar, Inc. (Transtar) completed a reorganization with its two voting shareholders, U. S. Steel and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P. As a result of this transaction, U. S. Steel became sole owner of Transtar and certain of its subsidiaries. Holdings became owner of the other subsidiaries of Transtar. Because the reorganization involved the sale of certain subsidiaries to Holdings, a noncontrolling shareholder, Transtar recorded a gain by comparing the carrying value of the businesses sold to their fair value. U. S. Steel's share of the gain recognized by Transtar was $68 million, which is included in income (loss) from investees. Concurrently, U. S. Steel accounted for the change in ownership of Transtar using the step-acquisition purchase method of accounting. Also, in connection with this transaction, U. S. Steel recognized a favorable deferred tax adjustment of $33 million related to its investment in the stock of Transtar that was no longer required when U. S. Steel acquired 100 percent of Transtar. U. S. Steel previously accounted for its investment in Transtar under the equity method of accounting.

        The following unaudited pro forma data for U. S. Steel includes the results of operations of the above acquisitions giving effect to them as if they had been consummated at the beginning of the years presented. Pro forma results for 2001 exclude the $68 million gain and the $33 million tax benefit recorded as a result of the Transtar transaction. In addition, VSZ did not provide historical carve-out financial information for its steel activities prepared in accordance with generally accepted accounting principles in the United States of America. Therefore, U. S. Steel made certain estimates and assumptions regarding revenues and costs used in the preparation of the unaudited pro forma data relating to USSK for the year 2000.

        The following unaudited pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

(In millions) (Unaudited)	2001	2000

Revenues and other income	$6,353	$7,355
Net income (loss)	(321)	58
Per share — basic and diluted	(3.60)	.65

6. Net Interest and Other Financial Costs

(In millions)	2002	2001		2000

Interest and other financial income:
Interest income	$5	$13		$3
Foreign currency remeasurement gains (losses)	16	(1)		7

Total	21	12		10

Interest and other financial costs:
Interest incurred	129	186		88
Less interest capitalized	5	1		3

Net interest	124	185		85
Interest on tax issues	4	(58)	(a)	11
Financial costs on:
Sale of receivables	3	—		—
Inventory facility	2	—		—
Trust preferred securities	—	13		13
Preferred stock of subsidiary	—	11		5
Amortization of discounts and deferred financing costs	3	2		1

Total	136	153		115

Net interest and other financial costs	$115	$141		$105

(a)
Includes a favorable adjustment of $67 million related to prior years' taxes.

7. Recovery of Excise Taxes

In 2002, U. S. Steel recognized pretax income of $38 million associated with the recovery of black lung excise taxes that were paid on coal export sales during the period 1993 through 1999. This income is included in other income in the statement of operations and resulted from a 1998 federal district court decision that found such taxes to be unconstitutional. Of the $38 million of cash received, $11 million represented interest.

8. Segment Information

During the first quarter of 2002, following the Separation, U. S. Steel established a new internal financial reporting structure. This resulted in a change in reportable segments from Domestic Steel and USSK to Flat-rolled Products (Flat-rolled), Tubular Products (Tubular) and USSK. In addition, U. S. Steel revised the presentation of several items of income and expense within income (loss) from reportable segments. Net pension credits, costs related to former businesses and administrative expenses previously not reported at the segment level are now directly charged or allocated to the reportable segments and other businesses. In the fourth quarter of 2002, certain quantitative threshold tests under SFAS No. 131 were met by two operating units previously included in the Other Businesses category, Straightline Source (Straightline) and USS Real Estate (Real Estate), requiring those operating units to be reflected as reportable segments. Effective with the third quarter of 2003, the composition of the Flat-rolled segment was changed to include the results of the coke operations at Clairton Works and Gary Works, which were previously reported in Other Businesses. This change reflected U. S. Steel's recent management consolidations. Also, on September 12, 2003, U. S. Steel Balkan d.o.o., a wholly owned subsidiary of U. S. Steel, acquired out of bankruptcy Sartid a.d. (In Bankruptcy) and certain of its subsidiaries. Effective with this acquisition, the USSK segment was renamed U. S. Steel Europe (USSE). Prior year segment data has been conformed to the current presentation.

        The Flat-rolled segment includes the operating results of U. S. Steel's domestic integrated steel mills and equity investees involved in the production of sheet, plate and tin mill products, as well as all domestic coke production facilities. These operations are principally located in the United States and primarily serve customers in the transportation (including automotive), appliance, service center, conversion, container and construction markets.

        The Tubular segment includes the operating results of U. S. Steel's domestic tubular production facilities and an equity investee involved in the production of tubular goods. These operations produce and sell both seamless and electric resistance weld tubular products and primarily serve customers in the oil, gas and petrochemical markets.

        The USSE segment includes the operating results of U. S. Steel's integrated steel mill located in the Slovak Republic; a production facility in Germany; operations under facility management and support agreements in Serbia; and equity investees, primarily located in Central Europe. These operations produce and sell sheet, plate, tin, tubular, precision tube and specialty steel products, as well as coke. USSE primarily serves customers in the central and western European construction, conversion, appliance, transportation, service center, container, and oil, gas and petrochemical markets.

        The Straightline segment includes the operating results of U. S. Steel's technology-enabled distribution business that serves steel customers primarily in the eastern and central United States. Straightline competes in the steel service center marketplace using a nontraditional business process to sell, process and deliver flat-rolled steel products in small to medium sized order quantities primarily to job shops, contract manufacturers and original equipment manufacturers across an array of industries.

        The Real Estate segment manages U. S. Steel's domestic mineral interests that are not assigned to other operating units; timber properties; and residential, commercial and industrial real estate that is managed or developed for sale or lease.

        All other U. S. Steel businesses not included in U. S. Steel's reportable segments are reflected in Other Businesses. These businesses are involved in the production and sale of coal and taconite pellets (iron ore); transportation services; and engineering and consulting services.

        The chief operating decision maker evaluates performance and determines resource allocations based on a number of factors, the primary measure being income (loss) from operations. Income (loss) from operations for reportable segments and other businesses does not include net interest and other financial costs, the income tax provision (benefit), or special items. Information on segment assets is not disclosed as it is not reviewed by the chief operating decision maker.

        The accounting principles applied at the operating segment level in determining income (loss) from operations are generally the same as those applied at the consolidated financial statement level. Intersegment sales and transfers for some operations are accounted for at cost, while others are accounted for at market-based prices, and are eliminated at the corporate consolidation level. All corporate-level selling, general and administrative expenses and costs related to certain former businesses are allocated to the reportable segments and other businesses based on measures of activity that management believes are reasonable.

        The results of segment operations are as follows:

(In millions)	Flat- rolled	Tubular	USSE	Straight- line	Real Estate	Total Reportable Segments	Other Businesses	Reconciling Items	Total U. S. Steel

2002
Revenues and other income:
Customer	$4,649	$519	$1,168	$73	$87	$6,496	$453	$—	$6,949
Intersegment	191	—	11	—	8	210	582	(792)	—
Equity income (loss)(a)	1	—	2	—	—	3	(9)	39	33
Other	1	—	4	—	6	11	3	58	72

Total	$4,842	$519	$1,185	$73	$101	$6,720	$1,029	$(695)	$7,054

Income (loss) from operations	$(55)	$—	$110	$(42)	$57	$70	$67	$(9)	$128
Depreciation, depletion and amortization	244	10	41	4	1	300	50	—	350
Capital expenditures	47	52	97	8	1	205	53	—	258

2001
Revenues and other income:
Customer	$4,122	$714	$1,060	$2	$96	$5,994	$396	$(104)	$6,286
Intersegment	229	—	—	—	12	241	510	(751)	—
Equity income (loss)(a)	(37)	1	1	—	—	(35)	(15)	114	64
Other	—	—	3	—	16	19	6	—	25

Total	$4,314	$715	$1,064	$2	$124	$6,219	$897	$(741)	$6,375

Income (loss) from operations	$(511)	$85	$123	$(18)	$68	$(253)	$(37)	$(115)	$(405)
Depreciation, depletion and amortization	215	11	38	1	1	266	40	38	344
Capital expenditures	144	5	61	19	2	231	56	—	287

2000
Revenues and other income:
Customer	$4,785	$739	$92	$—	$102	$5,718	$380	$(8)	$6,090
Intersegment	202	—	—	—	14	216	425	(641)	—
Equity income (loss)(a)	25	2	—	—	—	27	1	(36)	(8)
Other	1	—	—	—	20	21	29	—	50

Total	$5,013	$741	$92	$—	$136	$5,982	$835	$(685)	$6,132

Income (loss) from operations	$103	$82	$2	$—	$71	$258	$(3)	$(151)	$104
Depreciation, depletion and amortization	229	13	4	—	6	252	37	71	360
Capital expenditures	185	2	5	—	2	194	50	—	244

(a)
Represents equity in earnings (losses) of unconsolidated investees.

        The following are schedules of reconciling items:

(In millions)	2002	2001	2000

Revenues and Other Income:
Elimination of intersegment revenues	$(792)	$(751)	$(641)
Insurance recoveries related to USS-POSCO fire	39	46	—
Federal excise tax refund	38	—	—
Gain on VSZ share sale	20	—	—
Asset impairment — trade receivables	—	(104)	(8)
Gain on Transtar reorganization	—	68	—
Impairment and other costs related to investments in equity investees	—	—	(36)

Total	$(695)	$(741)	$(685)

Income (Loss) From Operations:
Insurance recoveries related to USS-POSCO fire	$39	$46	$—
Federal excise tax refund	38	—	—
Gain on VSZ share sale	20	—	—
Pension settlement losses	(100)	—	—
Asset impairments — trade and other receivables	(14)	(146)	(8)
Environmental and legal contingencies	9	—	(36)
Costs related to Fairless shutdown	(1)	(38)	—
Costs related to Separation	—	(25)	—
Gain on Transtar reorganization	—	68	—
Asset impairments — intangible assets	—	(20)	—
— coal	—	—	(71)
Impairment and other costs related to investment in equity investees	—	—	(36)

Total	$(9)	$(115)	$(151)

Depreciation, Depletion and Amortization:
Asset impairments — intangible assets	$—	$20	$—
— coal	—	—	71
Depreciation costs related to Fairless shutdown	—	18	—

Total	$—	$38	$71

Revenues by Product: (In millions)	2002	2001	2000

Sheet and semi-finished steel products	$4,048	$3,163	$3,288
Plate and tin mill products	1,057	1,273	977
Tubular products	554	755	754
Raw materials (coal, coke and iron ore)	502	485	626
Other(a)	788	610	445

Total	$6,949	$6,286	$6,090

(a)
Includes revenue from the sale of steel production by-products; transportation services; steel mill products distribution; the management of mineral resources; the management and development of real estate; and engineering and consulting services.

Geographic Area:

        The information below summarizes revenues and other income and property, plant and equipment and investments (assets) based on the location of the manufacturing facilities to which they relate.

(In millions)	Year	Revenues and Other Income	Assets

United States	2002 2001 2000	$5,864 5,302 6,027	$2,764 2,927 2,745
Slovak Republic	2002 2001 2000	1,131 1,030 95	488 429 376
Other Foreign Countries	2002 2001 2000	59 43 10	10 11 10
Total	2002 2001 2000	$7,054 6,375 6,132	$3,262 3,367 3,131

9. Supplemental Cash Flow Information

(In millions)	2002	2001	2000

Noncash investing and financing activities:
Stock issued for employee stock plans:
U. S. Steel common stock	$14	$—	$—
Steel Stock	—	9	5
Assets acquired through capital leases	—	7	—
Disposal of assets — notes or common stock received	—	4	14
Business combinations:
Acquisition of East Chicago Tin — liabilities assumed	—	66	—
Acquisition of Transtar:
Liabilities assumed	—	114	—
Investee liabilities consolidated in step acquisition	—	145	—
Acquisition of USSK:
Liabilities assumed	—	—	568
Accrual of contingent consideration at present value	—	45	21
Investee liabilities consolidated in step acquisition	—	—	3
Separation activities (see Note 2):
Marathon obligations historically attributed to
U. S. Steel retained by Marathon in the
Separation (Value Transfer)	—	900	—
Separation costs funded by Marathon	—	62	—
Other Separation adjustments	—	51	—

10. Short-Term Debt

USSK is the sole obligor on a short-term $10 million credit facility that expires on November 26, 2003. The facility bears interest on prevailing short-term market rates plus 1%. USSK is obligated to pay a .25% commitment fee on undrawn amounts. At December 31, 2002, there were no borrowings against this facility. However, availability was reduced by $2 million to $8 million as a result of customs guarantees issued against the facility.

11. Long-Term Debt

	Interest Rates — %		December 31
(In millions)		Maturity	2002	2001

Senior Notes	10 3/4	2008	$535	$535
Senior Quarterly Income Debt Securities	10	2031	49	49
Obligations relating to Industrial Development and Environmental Improvement Bonds and Notes	4 3/4 — 6 7/8	2009-2033	471	471
Inventory Facility		2004	—	—
Fairfield Caster Lease		2003 — 2012	80	84
All other obligations, including other capital leases		2003 — 2005	2	6
USSK loan	8 1/2	2003 — 2010	301	325
USSK credit facility		2004	—	—

Total			1,438	1,470
Less unamortized discount			4	4
Less amount due within one year			26	32

Long-term debt due after one year			$1,408	$1,434

Senior Notes — $385 million and $150 million of Senior Notes (Notes) were issued on July 27, 2001, and September 11, 2001, respectively. Interest is payable semi-annually in February and August. Up to 35% of the aggregate principal amount of the Notes may be redeemed at any time prior to August 1, 2004, with the proceeds of public offerings of certain capital stock at a redemption price of 110.75% of the principal amount plus accrued interest.

Senior Quarterly Income Debt Securities (Quarterly Debt Securities) — On December 19, 2001, the Quarterly Debt Securities were issued in an exchange for certain preferred securities of Marathon. Interest is payable quarterly. The Quarterly Debt Securities will be redeemable at the option of U. S. Steel, in whole or in part, on or after December 31, 2006, at 100% of the principal amount redeemed together with accrued but unpaid interest to the redemption date.

Obligations relating to Industrial Development and Environmental Improvement Bonds and Notes — Under the Financial Matters Agreement (see Note 2), U. S. Steel assumed and will discharge all principal, interest and other duties of Marathon under these obligations, including any amounts due upon any defaults or accelerations of any of the obligations, other than defaults or accelerations caused by any action of Marathon. The agreement also provides that on or before the tenth anniversary of the Separation, U. S. Steel will provide for the discharge of Marathon from any remaining liability under any of these obligations.

Inventory Facility — On November 30, 2001, U. S. Steel entered into a revolving credit facility that provides for borrowings of up to $400 million and expires on December 31, 2004. The facility is secured by all domestic inventory and related assets, including receivables other than those sold under the Receivables Purchase Agreement (see Note 21). The amount outstanding under the facility will not exceed the permitted "borrowing base" calculated on percentages of the values of eligible inventory.

Interest on borrowings is calculated based on either LIBOR or J. P. Morgan Chase's prime rate using spreads determined by U. S. Steel's credit ratings. Although there were no amounts drawn against this facility at December 31, 2002, availability was reduced to $397 million due to a letter of credit issued against the facility.

Fairfield Caster Lease — U. S. Steel is the sublessee of a slab caster at the Fairfield Works facility in Alabama. The sublease is accounted for as a capital lease. Marathon is the primary obligor under the lease. Under the Financial Matters Agreement, U. S. Steel assumed and will discharge all obligations under this lease, which has a final maturity of 2012, subject to additional extensions.

USSK loan — USSK has a loan with a group of financial institutions whose recourse is limited to USSK. The loan is subject to annual repayments of $20 million beginning in November of 2003, with the balance due in 2010. Mandatory prepayments of the loan may be required based upon a cash flow formula or a change in control of U. S. Steel. A mandatory prepayment of $24 million was made in April of 2002, but no such mandatory prepayment will be required in 2003.

USSK credit facility — USSK is the sole obligor on a $40 million credit facility that expires in December 2004. The facility bears interest on prevailing market rates plus .90%. USSK is obligated to pay a .25% commitment fee on undrawn amounts.

Covenants — The Notes, Quarterly Debt Securities, USSK loan, USSK credit facility and the Inventory Facility may be declared immediately due and payable in the event of a change in control of U. S. Steel, as defined in the related agreements. In such event, U. S. Steel may also be required to either repurchase the leased Fairfield Caster for $91 million or provide a letter of credit to secure the remaining obligation. Additionally, the Notes contain various other restrictive covenants, the majority of which will not apply upon the attainment of an investment grade rating, including restrictions on the payment of dividends, limits on additional borrowings, including limiting the amount of borrowings secured by inventories and the accounts receivable securitization, limits on sale/leasebacks, limits on the use of funds from asset sales and sale of the stock of subsidiaries, and restrictions on our ability to make investments in joint ventures or make certain acquisitions. The Inventory Facility imposes additional restrictions including financial covenants that require U. S. Steel to meet interest expense coverage and leverage ratios, limitations on capital expenditures and restrictions on investments. If these covenants are breached, creditors would be able to declare their obligations immediately due and payable and foreclose on any collateral.

Liquidity — U. S. Steel management believes that U. S. Steel's liquidity will be adequate to satisfy its obligations for the foreseeable future, including obligations to complete currently authorized capital spending programs. Further requirements for U. S. Steel's business needs, including the funding of capital expenditures, debt service for outstanding financings, and any amounts that may ultimately be paid in connection with contingencies, are expected to be financed by a combination of internally generated funds (including asset sales), proceeds from the sale of stock, borrowings and other external financing sources. However, there is no assurance that our business will generate sufficient operating cash flow or that external financing sources will be available in an amount sufficient to enable us to service or refinance our indebtedness or to fund other liquidity needs. If there is a prolonged delay in the recovery of the manufacturing sector of the U. S. economy, U. S. Steel believes that it can maintain adequate liquidity through a combination of the deferral of nonessential capital spending, sales of non-strategic assets and other cash conservation measures.

Debt Maturities — Aggregate maturities of long-term debt are as follows (In millions):

Year ending December 31,
2003	2004	2005	2006	2007	Later Years	Total

$26	$25	$25	$26	$35	$1,301	$1,438

12. Pensions and Other Postretirement Benefits

U. S. Steel has noncontributory defined benefit pension plans covering substantially all domestic employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. In addition, pension benefits are also provided to most domestic salaried employees based upon a percent of total career pensionable earnings. U. S. Steel also participates in multiemployer plans, most of which are defined benefit plans associated with coal operations.

        U. S. Steel also has defined benefit retiree health care and life insurance plans (other benefits) covering most domestic employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. For domestic union retirees, life insurance benefits are provided primarily based on fixed amounts negotiated in labor contracts with the appropriate unions.

	Pension Benefits		Other Benefits
(In millions)	2002	2001	2002	2001

Change in benefit obligations
Benefit obligations at January 1	$7,358	$6,921	$2,555	$2,149
Service cost	96	89	18	15
Interest cost	485	496	172	161
Plan amendments	—	4	—	—
Actuarial losses	602	469	638	261
Plan merger and acquisition(a)	—	106	—	152
Settlements, curtailments and termination benefits(b)	(215)	21	—	—
Benefits paid	(688)	(748)	(212)	(183)

Benefit obligations at December 31	$7,638	$7,358	$3,171	$2,555

Change in plan assets
Fair value of plan assets at January 1	$8,583	$9,312	$728	$842
Actual return on plan assets	(434)	(26)	(21)	21
Acquisition	1	62	—	—
Employer contributions	—	—	17	17
Trustee distributions(c)	(18)	(17)	—	—
Settlements paid from plan assets	(197)	—	—	—
Benefits paid from plan assets	(688)	(748)	(180)	(152)

Fair value of plan assets at December 31	$7,247	$8,583	$544	$728

Funded status of plans at December 31	$(391) (d)	$1,225 (d)	$(2,627)	$(1,827)
Unrecognized transition asset	(1)	(1)	—	—
Unrecognized prior service cost	532	629	6	7
Unrecognized actuarial losses	2,581	866	770	57
Additional minimum liability(e)	(1,663)	(32)	—	—

Prepaid (accrued) benefit cost	$1,058	$2,687	$(1,851)	$(1,763)

Prepaid (accrued) benefit cost is reflected in the balance sheet as follows:
Pension asset	$1,654	$2,745	$—	$—
Payroll and benefits payable	(5)	(20)	(56)	(27)
Employee benefits	(591)	(38)	(1,795)	(1,736)

(a)
Reflects merger of Transtar benefit plans and LTV's tin mill employee obligations into the main U. S. Steel insurance plan upon acquisition of these businesses. Amount also reflects the recognition of an obligation associated with retiree medical benefits for pre-1989 Lorain Works' retirees which had been assumed by

  Republic Technologies Holdings, LLC (Republic). This obligation was recorded in 2001 as a result of Republic's bankruptcy proceedings (see Note 15).

(b)
Reflects pension settlements in 2002 as a result of increased lump sum payouts during 2002 primarily due to the completion in June 2002 of the voluntary early retirement program for nonunion employees related to the Separation. Reflects an increase in obligations in 2001 due principally to a nonunion voluntary early retirement program offered in conjunction with the Separation and a shutdown of the majority of the Fairless Works.

(c)
Represents transfers of excess pension assets to fund retiree health care benefits accounts under Section 420 of the Internal Revenue Code.

(d)
Includes plans that have accumulated benefit obligations in excess of plan assets:

	2002	2001
Aggregate accumulated benefit obligations	$(5,075)	$(58)
Aggregate projected benefit obligations (PBO)	(5,227)	(69)
Aggregate plan assets	4,479	—

  Of the PBO total, $6 million and $8 million represent the portions of pension benefits applicable to Marathon employees' corporate service with USX Corporation at December 31, 2002 and 2001, respectively. Such amounts will be reimbursed by Marathon and are reflected as long-term receivables from related parties on the balance sheet. The aggregate accumulated benefit obligations in excess of plan assets reflected above are included in the payroll and benefits payable and employee benefits lines on the balance sheet.

(e)
Additional minimum liability recorded was offset by the following:

	2002	2001
Intangible asset	$414	$—

Accumulated other comprehensive income (losses):
Beginning of year	$(20)	$(4)
Change during year (net of tax)	(742)	(16)
Change during the year (equity investees)(1)	(14)	—

Balance at end of year	$(776)	$(20)

(1)
Amount reflects U. S. Steel's portion of the additional minimum pension liability recorded by USS-POSCO Industries, an equity investee.

	Pension Benefits			Other Benefits
(In millions)	2002	2001	2000	2002	2001	2000

Components of net periodic benefit cost (credit)
Service cost	$96	$89	$76	$18	$15	$12
Interest cost	485	496	505	172	161	147
Expected return on plans assets	(788)	(837)	(841)	(54)	(60)	(24)
Amortization — net transition gain	—	(1)	(67)	—	—	—
— prior service costs	96	97	98	2	4	4
— actuarial (gains) losses	8	2	(44)	—	(3)	(29)
Multiemployer plans(a)	—	—	—	12	12	9
Settlement and termination losses(b)	100	34	—	—	—	—

Net periodic benefit cost (credit)	$(3)	$(120)	$(273)	$150	$129	$119

(a)
Primarily consists of payments to a multiemployer health care benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 based on assigned beneficiaries receiving benefits. The present value of this unrecognized obligation is broadly estimated to be $76 million, including the effects of future medical inflation, and this amount could increase if additional costs are assigned.

(b)
Relates primarily to voluntary early retirement programs.

	Pension Benefits		Other Benefits
	2002	2001	2002	2001

Weighted-average actuarial assumptions at December 31:
Discount rate	6.25%	7.00%	6.25%	7.00%
Increase in compensation rate	4.00%	4.00%	4.00%	4.00%
For the year ended December 31:
Expected annual return on plan assets	8.80%	8.90%	8.00%	8.00%

        For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. This rate was assumed to decrease gradually to 4.75% for 2010 and remain at that level thereafter. The expected annual return on plan asset assumption, used in the determination of the net periodic benefit cost (credit), will be reduced to 8.2% for 2003.

        A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(In millions)	1-Percentage- Point Increase	1-Percentage- Point Decrease

Effect on total of service and interest cost components	$24	$(20)
Effect on other postretirement benefit obligations	300	(253)

        Selling, general and administrative expenses for 2002 included a pretax settlement loss of $10 million related to retirements of personnel covered under the non tax-qualified pension plan and the executive management supplemental pension program, and a pretax pension settlement loss of $90 million for the nonunion qualified plan.

        SFAS No. 87 "Employer's Accounting for Pensions" provides that if at any plan measurement date, the fair value of plan assets is less than the plan's accumulated benefit obligation (ABO), the sponsor must establish a minimum liability at least equal to the amount by which the ABO exceeds the fair value of the plan assets and any pension asset must be removed from the balance sheet. The sum of the liability and pension asset is offset by the recognition of an intangible asset and/or as a direct charge to stockholders' equity, net of tax effects. Such adjustments have no direct impact on earnings per share or cash. As of December 31, 2002, the fair value of plan assets for the U. S. Steel pension plan for union employees was $4,479 million. Based on asset values as of December 31, 2002, the ABO for this plan exceeded the fair value of plan assets by $543 million. Consequently, required minimum liability adjustments were recorded resulting in the recognition of an intangible asset of $414 million and a charge to equity (net of tax) of $748 million at December 31, 2002.

        U. S. Steel also contributes to several defined contribution plans for its salaried employees and a small number of wage employees. Company contributions to these plans, which for the most part are based on a percentage of the employees' salary depending on years of service, totaled $14 million in 2002, $13 million in 2001 and $11 million in 2000. Most union employees are eligible to participate in a defined contribution plan where there is no company match on savings. U. S. Steel also maintains a supplemental thrift plan to provide benefits which are otherwise limited by the Internal Revenue Service for qualified plans; company costs under these plans totaled less than $1 million in 2002, 2001 and 2000.

13. Income Taxes

Provisions (benefits) for income taxes were:

	2002			2001			2000
(In millions)	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total

Federal	$(12)	$(28)	$(40)	$(326)	$38	$(288)	$(357)	$340	$(17)
State and local	—	(6)	(6)	(23)	(13)	(36)	(12)	49	37
Foreign	3	(5)	(2)	3	(7)	(4)	—	—	—

Total	$(9)	$(39)	$(48)	$(346)	$18	$(328)	$(369)	$389	$20

        A reconciliation of the federal statutory tax rate of 35% to total provisions (benefits) follows:

(In millions)	2002	2001	2000

Statutory rate applied to income (loss) before income taxes	$4	$(191)	$—
Excess percentage depletion	(1)	(1)	(3)
Effects of foreign operations, including foreign tax credits	(39)	(38)	(5)
State and local income taxes after federal income tax effects	(4)	(23)	24
Nontaxable gain from ownership change	—	(24)	—
Adjustments of prior years' federal income taxes	(8)	(18)	5
Dispositions of investments	—	(33)	—
Other	—	—	(1)

Total provisions (benefits)	$(48)	$(328)	$20

        Deferred tax assets and liabilities resulted from the following:

(In millions) December 31	2002	2001

Deferred tax assets:
Federal tax loss carryforwards (expiring in 2022)	$27	$—
Minimum tax credit carryforwards (no expiration)	4	3
State tax loss carryforwards (expiring in 2004 through 2022)	14	2
Foreign tax loss carryforwards (no expiration)	23	20
Employee benefits	1,412	875
Receivables, payables and debt	57	99
Expected federal benefit for deducting state deferred income taxes	25	27
Contingencies and accrued liabilities	70	98
Other deductible assets	20	20
Valuation allowances:
Foreign	(23)	(20)
State	(7)	(9)

Total deferred tax assets(a)	1,622	1,115

Deferred tax liabilities:
Property, plant and equipment	365	359
Pension asset	1,129	1,095
Inventory	45	34
Investments in subsidiaries and equity investees	56	67
Other liabilities	36	74

Total deferred tax liabilities	1,631	1,629

Net deferred tax liabilities	$9	$514

(a)
U. S. Steel expects to generate sufficient future taxable income to realize the benefit of its deferred tax assets.

        The consolidated tax returns of Marathon for the years 1992 through 2001 are under various stages of audit and administrative review by the IRS. U. S. Steel believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

        Pretax income in 2002, 2001 and 2000 included $106 million, $103 million and $8 million of income, respectively, attributable to foreign sources.

        Undistributed earnings of certain consolidated foreign subsidiaries at December 31, 2002, amounted to approximately $260 million. No provision for deferred income taxes has been made for these subsidiaries because U. S. Steel intends to permanently reinvest such earnings in foreign operations. If such earnings were not permanently reinvested, a U.S. deferred tax liability of approximately $70 million would have been required.

        The Slovak Income Tax Act provides an income tax credit which is available to USSK if certain conditions are met. In order to claim the tax credit in any year, 60% of USSK's sales must be export sales and USSK must reinvest the tax credits claimed in qualifying capital expenditures during the five years following the year in which the tax credit is claimed. The provisions of the Slovak Income Tax Act permit USSK to claim a tax credit of 100% of USSK's tax liability for years 2000 through 2004 and 50% for the years 2005 through 2009. Management believes that USSK has fulfilled all of the necessary conditions for claiming the tax credit for 2000 through 2002.

        U. S. Steel and Marathon entered into a Tax Sharing Agreement that reflects each party's rights and obligations relating to payments and refunds of income, sales, transfer and other taxes that are attributable to periods beginning prior to and including the Separation Date and taxes resulting from transactions effected in connection with the Separation.

        The Tax Sharing Agreement incorporates the general tax sharing principles of the former tax allocation policy. In general, U. S. Steel and Marathon will make payments between them such that, with respect to any consolidated, combined or unitary tax returns for any taxable period or portion thereof ending on or before the Separation Date, the amount of taxes to be paid by each of U. S. Steel and Marathon will be determined, subject to certain adjustments, as if the former groups each filed their own consolidated, combined or unitary tax return. The Tax Sharing Agreement also provides for payments between U. S. Steel and Marathon for certain tax adjustments which may be made after the Separation. Other provisions address, but are not limited to, the handling of tax audits, settlements and return filing in cases where both U. S. Steel and Marathon have an interest in the results of these activities.

        A preliminary settlement of $441 million for the calendar year 2001 income taxes, which would have been made in March 2002 under the former tax allocation policy, was made by Marathon to U. S. Steel immediately prior to the Separation in 2001 at a discounted amount to reflect the time value of money. A final settlement for the calendar year 2001 income taxes of $7 million was received in December 2002. The tax allocation policy provides that U. S. Steel receive the benefit of tax attributes (principally net operating losses and various tax credits) that arose out of its business and which were used on a consolidated tax return.

        Additionally, pursuant to the Tax Sharing Agreement, U. S. Steel and Marathon have agreed through various representations and covenants to protect the tax-free status of the Separation. To the extent that a breach of a representation or covenant results in corporate tax being imposed, the breaching party, either U. S. Steel or Marathon, will be responsible for the payment of the corporate tax. See further discussion in Note 25.

14. Transactions with Related Parties

Revenues from related parties and receivables from related parties primarily reflect sales of steel products, raw materials, transportation services and fees for providing various management and other support services to equity and certain other investees. Generally, transactions are conducted under long-term market-based contractual arrangements. Total revenues generated by sales and service transactions with equity investees were $905 million, $815 million and $948 million in 2002, 2001 and 2000, respectively. Revenues from related parties and receivables from related parties also include amounts related to the sale of materials, primarily coke by-products, to Marathon. These sales were conducted under terms comparable to those with unrelated parties and amounted to $13 million, $7 million and $17 million in 2002, 2001 and 2000, respectively.

        Receivables from related parties at December 31, 2002 and 2001, also included $28 million due from Marathon for tax settlements in accordance with the Tax Sharing Agreement.

        Long-term receivables from related parties at December 31, 2002, reflect amounts due from Marathon related to contractual reimbursements for the retirement of participants in the non-qualified employee benefit plans. These amounts will be paid by Marathon as participants retire. At December 31, 2001, long-term receivables from related parties also included certain unreserved retiree medical cost reimbursements from Republic. These receivables were fully reserved and subsequently written off in 2002, as discussed in Note 15.

        Accounts payable to related parties reflect the purchase of semi-finished steel products and outside processing services from equity and certain other investees in 2002, and for the first quarter of 2001 and the year 2000 included the purchase of transportation services from Transtar. Purchases from these investees totaled $181 million, $261 million and $566 million in 2002, 2001 and 2000, respectively. U. S. Steel also purchased natural gas and gasoline from Marathon under terms comparable to those with unrelated parties. Total purchases from Marathon were $15 million, $30 million and $60 million in 2002, 2001 and 2000, respectively.

        Accounts payable to related parties at December 31, 2002, also included the net present value of the second and final $37.5 million installment of contingent consideration payable to VSZ in July 2003 related to the acquisition of USSK. This payable was reflected as a long-term payable to related parties at December 31, 2001. Accounts payable to related parties at December 31, 2001, also included the net present value of the first $37.5 million installment of contingent consideration paid to VSZ in July 2002 related to the acquisition of USSK, and $54 million due to Marathon that was paid in the first quarter of 2002 in accordance with the terms of the Separation.

        The related party activity above includes transactions and related balances with Republic through August 2002, when Republic's operating assets were sold through a bankruptcy proceeding to an unrelated party, and with VSZ through October 2002, when U. S. Steel sold its investment in VSZ. The contingent consideration payable to VSZ related to the acquisition of USSK will remain classified as a related party balance until it is paid.

        Under an agreement with PRO-TEC Coating Company (PRO-TEC), U. S. Steel provides exclusive marketing, selling and customer service functions, including invoicing and receivables collection, for substantially all of the products produced by PRO-TEC. U. S. Steel, as PRO-TEC's exclusive sales agent, is responsible for credit risk related to those receivables. Accounts payable to related parties include $42 million and $37 million at December 31, 2002, and December 31, 2001, respectively, related to this agreement with PRO-TEC.

15. Investments and Long-Term Receivables

(In millions) December 31	2002	2001

Equity method investments	$244	$233
Other investments	38	49
Receivables due after one year	4	2
Mortgages	19	17
Split dollar life insurance	28	23
Other	8	16

Total	$341	$340

        Summarized financial information of PRO-TEC, which is accounted for by the equity method of accounting follows:

(In millions)	2002	2001	2000

Income data — year:
Revenues and other income	$615	$506	$538
Operating income	93	60	76
Net income	51	16	31

Balance sheet data — December 31:
Current assets	$126	$103
Noncurrent assets	209	231
Current liabilities	52	52
Noncurrent liabilities	96	106

        Summarized financial information of USS-POSCO Industries, which is accounted for by the equity method of accounting follows:

(In millions)	2002	2001	2000

Income data — year:
Revenues and other income	$581	$412	$750
Operating income (loss)	38	(4)	10
Net income (loss)	36	(13)	1

Balance sheet data — December 31:
Current assets	$178	$165
Noncurrent assets	301	306
Current liabilities	175	278
Noncurrent liabilities	104	9

        Summarized financial information of other investees accounted for by the equity method of accounting follows:

(In millions)	2002	2001	2000

Income data — year:
Revenues and other income	$299	$1,326	$2,196
Operating income (loss)	(110)	(153)	26
Net loss	(115)	(211)	(198)

Balance sheet data — December 31:
Current assets	$63	$437
Noncurrent assets	200	1,067
Current liabilities	51	531
Noncurrent liabilities	27	1,225

        U. S. Steel acquired a 25% interest in VSZ during 2000. VSZ did not provide financial statements prepared in accordance with accounting principles generally accepted in the United States (USGAAP). Although shares of VSZ are traded on the Bratislava Stock Exchange, those securities do not have a readily determinable fair value as defined under USGAAP. Accordingly, U. S. Steel accounted for its investment in VSZ under the cost method of accounting. In October 2002, U. S. Steel granted an option to purchase its shares of VSZ and the shares were subsequently sold. Cash proceeds of $31 million were received in consideration for the option and the sale of the shares, resulting in a pretax gain of $20 million, which is included in net gains on disposal of assets.

        U. S. Steel has a 16% investment in Republic which was accounted for under the equity method of accounting until the first quarter of 2001, when investments in and advances to Republic were reduced to zero. Republic filed a voluntary petition for bankruptcy in April 2001 to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Due to Republic's filing for bankruptcy, further deterioration of Republic's financial position and progression in the bankruptcy proceedings, U. S. Steel recorded pretax charges reflected as reductions in revenues of $100 million in 2001 to impair trade accounts receivable from Republic. Additional pretax charges of $42 million in 2001 and $14 million in 2002 were recorded to impair retiree medical claim reimbursements owed by Republic. These charges are reflected in selling, general and administrative expenses. The operating assets of Republic were sold in July 2002 through a bankruptcy court administered auction process. The remaining assets of Republic will be liquidated through Chapter 11 liquidation proceedings. U. S. Steel received no proceeds from the initial sale of assets and does not expect to receive any proceeds from the liquidation. As a result, U. S. Steel wrote off all receivables from Republic against the associated reserves in the fourth quarter of 2002.

        U. S. Steel operates and sells coke and by-products through the Clairton 1314B Partnership, L.P. in which it is the sole general partner. U. S. Steel is responsible for purchasing, operations and product sales and accounts for its 27% interest in the partnership under the equity method of accounting. U. S. Steel's share of profits and losses was 1.75% for the years ended December 31, 2001 and 2000, and through April 16, 2002. U. S. Steel's share of profits and losses was 1.75%, except for its share of depreciation and amortization expense which was 45.75%, from April 17, to December 31, 2002. U. S. Steel's share of all profits and losses increased to 45.75% on January 1, 2003. The partnership at times had operating cash shortfalls in 2002 and in 2001 that were funded with loans from U. S. Steel. There were no outstanding loans with the partnership at December 31, 2002, and $3 million was outstanding at December 31, 2001. An unamortized deferred gain from the formation of the partnership of $150 million is included in deferred credits and other liabilities in the balance sheet. The gain will not be recognized in income as long as U. S. Steel has a commitment to fund cash shortfalls of the partnership. See further discussion in Note 25.

        Dividends and partnership distributions received from equity investees were $24 million in 2002, $17 million in 2001 and $10 million in 2000.

        For discussion of transactions and related receivables and payable balances between U. S. Steel and its investees, see Note 14.

16. Stockholder Rights Plan

On December 31, 2001, U. S. Steel adopted a Stockholder Rights Plan and declared a dividend distribution of one right for each share of common stock issued pursuant to the Plan of Reorganization in connection with the Separation. Each right becomes exercisable, at a price of $110, after any person or group has acquired, obtained the right to acquire or made a tender or exchange offer for 15% or more of the outstanding voting power represented by the outstanding Voting Stock, except pursuant to a qualifying all-cash tender offer for all outstanding shares of Voting Stock which results in the offeror owning shares of Voting Stock representing a majority of the voting power (other than Voting Stock beneficially owned by the offeror immediately prior to the offer). If the rights become exercisable, each right will entitle the holder, other than the acquiring person or group, to purchase one one-hundredth of a share of Series A Junior Preferred Stock or, upon the acquisition by any person of 15% or more of the outstanding voting power represented by the outstanding Voting Stock (or, in certain circumstances, other property), common stock having a market value of twice the exercise price. After a person or group acquires 15% or more of the outstanding voting power, if U. S. Steel engages in a merger or other business combination where it is not the surviving corporation or where it is the surviving corporation and the Voting Stock is changed or exchanged, or if 50% or more of U. S. Steel's assets, earnings power or cash flow are sold or transferred, each right will entitle the holder to purchase common stock of the acquiring entity having a market value of twice the exercise price. The rights and the exercise price are subject to adjustment. The rights will expire on December 31, 2011, unless such date is extended or the rights are earlier redeemed by U. S. Steel before they become exercisable. Under certain circumstances, the Board of Directors has the option to exchange one share of the respective class of Voting Stock for each exercisable right.

17. Leases

Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

(In millions)	Capital Leases	Operating Leases

2003	$13	$101
2004	11	108
2005	11	82
2006	11	55
2007	20	42
Later years	54	190
Sublease rentals	—	(79)

Total minimum lease payments	120	$499

Less imputed interest costs	38

Present value of net minimum lease payments included in long-term debt (see Note 11)	$82

        Operating lease rental expense:

(In millions)	2002	2001	2000

Minimum rental	$109	$133	$132
Contingent rental	12	18	17
Sublease rentals	(18)	(17)	(6)

Net rental expense	$103	$134	$143

        U. S. Steel leases a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options. See discussion of residual value guarantees in Note 25.

18. Income Per Common Share

Net income per common share for 2002 is based on the weighted average number of common shares outstanding during the year. Diluted net income per common share in 2002 assumes the exercise of stock options, provided the effect is dilutive.

        Prior to December 31, 2001, the businesses comprising U. S. Steel were an operating unit of Marathon and did not have any public equity securities outstanding. In connection with the Separation, U. S. Steel was capitalized through the issuance of 89.2 million shares of common stock. Basic and diluted net income (loss) per share for 2001 and 2000 are calculated by dividing net income (loss) for the period by the number of outstanding common shares at December 31, 2001, the date of the Separation.

        Potential common stock related to employee options to purchase 5,024,873 shares of common stock have been excluded from the computation of diluted net income (loss) per share for 2002, and 3,520,000 shares have been excluded for 2001 and 2000 because their effect was antidilutive.

	2002	2001	2000

Computation of Income Per Share
Net income (loss) (in millions)	$61	$(218)	$(21)
Weighted average shares outstanding (in thousands):
Basic	97,426	89,223	89,223
Diluted	97,428	89,223	89,223
Per share — basic and diluted	$.62	$(2.45)	$(.24)

19. Stock-Based Compensation Plans

The 2002 Stock Plan, which became effective January 1, 2002, replaced the 1990 Stock Plan as a stock-based compensation plan for key management employees of U. S. Steel. The 2002 Stock Plan authorizes the Compensation and Organization Committee of the board of directors to grant restricted stock, stock options and stock appreciation rights to key management employees. Up to 10 million shares are available for grants during the five-year term of the plan. In addition, awarded shares that do not result in shares being issued are available for subsequent grant, and any ungranted shares from prior years' annual allocations are available for subsequent grants during the years the 2002 Stock Plan is in effect.

        Stock options represent the right to purchase shares of stock at the market value of the stock at date of grant. Certain options contain the right to receive cash and/or common stock equal to the excess of the fair market value of shares of common stock, as determined in accordance with the plan, over the option price of shares. Under the 2002 Stock Plan, no stock options may be exercised prior to one year or after eight years from the date of grant. Under the 1990 Stock Plan, stock options expired ten years from the date they were granted.

        In connection with the Separation, all options to purchase Steel Stock were converted into options to purchase U. S. Steel common stock with identical terms; the remaining vesting periods and term of the options were continued.

        The following is a summary of stock option activity under the former 1990 Stock Plan for 2000 and 2001 and the 2002 Stock Plan for 2002:

	Shares	Price(a)

Balance December 31, 1999	2,626,385	$33.67
Granted	915,470	23.00
Exercised	(400)	24.30
Canceled	(62,955)	38.19

Balance December 31, 2000	3,478,500	30.78
Granted	1,089,555	19.89
Exercised	—	—
Canceled	(89,520)	32.56

Balance December 31, 2001	4,478,535	28.09
Granted	1,825,200	20.42
Exercised	—	—
Canceled	(138,465)	27.31

Balance December 31, 2002	6,165,270	25.84

(a)
Weighted-average exercise price.

        The following table represents outstanding stock options issued under the 2002 Stock Plan and 1990 Stock Plan at December 31, 2002:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Shares Under Option	Weighted-Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Shares Under Option	Weighted Average Exercise Price

$19.89—28.22	4,404,230	7.5 years	$21.96	2,580,530	$23.06
31.69—34.44	959,595	3.3	32.53	959,595	32.53
37.28—44.19	801,445	4.1	39.12	801,445	39.12

Total	6,165,270	6.4	25.84	4,341,570	28.12

        Restricted stock represents stock granted for such consideration, if any, as determined by the Compensation and Organization Committee, subject to forfeiture provisions and restrictions on transfer. Those restrictions may be removed as conditions such as performance, continuous service and other criteria are met. Restricted stock is issued at the market price per share at the date of grant and vests over service periods that range from one to five years.

        The following table presents information on restricted stock grants made under the 2002 Stock Plan for 2002 and the 1990 Stock Plan for 2001 and 2000:

	2002	2001	2000

Number of shares granted	221,960	54,372	305,725
Weighted-average grant-date fair value per share	$20.42	$19.89	$23.00

        U. S. Steel also has a restricted stock plan for certain salaried employees who are not officers of the Corporation. Participants in the plan are awarded restricted stock by the Salary and Benefits Committee based on their performance within certain guidelines. 50% of the awarded stock vests at the end of two years from the date of grant and the remaining 50% vests in four years from the date of grant. Prior to vesting, the employee has the right to vote such stock and receive dividends thereon. The nonvested shares are not transferable and are retained by the Corporation until they vest.

        The following table presents information on restricted stock grants under the nonofficer plan:

	2002	2001

Number of shares granted	—	390,119
Weighted-average grant-date fair value per share	$—	$18.97

        U. S. Steel has a deferred compensation plan for non-employee directors of its Board of Directors. The plan permits participants to defer up to 100% of their annual retainers in the form of common stock units, and it requires non-employee directors to defer at least half of their annual retainers in the form of common stock units. Common stock units are book entry units equal in value to a share of stock. During 2002, 16,993 units were issued; during 2001, 5,235 units were issued; and during 2000, 4,872 units were issued.

        Total stock-based compensation expense was $5 million in 2002, $6 million in 2001 and $1 million in 2000.

20. Property, Plant and Equipment

		December 31
(In millions)	Useful Lives	2002	2001

Land and depletable property	—	$184	$193
Buildings	35 years	591	572
Machinery and equipment	4-22 years	9,195	9,080
Leased assets	3-25 years	103	105

Total		10,073	9,950
Less accumulated depreciation, depletion and amortization		7,095	6,866

Net		$2,978	$3,084

        Amounts in accumulated depreciation, depletion and amortization for assets acquired under capital leases (including sale-leasebacks accounted for as financings) were $95 million and $88 million at December 31, 2002 and 2001, respectively.

        On August 14, 2001, U. S. Steel announced its intention to permanently close the pickling, cold rolling and tin mill operations at its Fairless Works. In 2001, a pretax charge of $38 million was recorded related to the shutdown of these operations, of which $18 million is included in depreciation, depletion and amortization, and $20 million is included in cost of revenues. An additional $1 million was recorded in 2002, which is included in cost of sales.

        During 2000, U. S. Steel recorded $71 million of impairments relating to coal assets located in West Virginia and Alabama. The impairment was recorded as a result of a reassessment of long-term prospects after adverse geological conditions were encountered. The charge is included in depreciation, depletion and amortization.

21. Sale of Accounts Receivable

On November 28, 2001, U. S. Steel entered into a five-year Receivables Purchase Agreement to sell a revolving interest in eligible trade receivables generated by U. S. Steel and certain of its subsidiaries through a commercial paper conduit program. Qualifying accounts receivables are sold, on a daily basis, without recourse, to U. S. Steel Receivables LLC (USSR), a consolidated wholly owned special purpose entity. USSR then sells an undivided interest in these receivables to certain conduits. The conduits issue commercial paper to finance the purchase of their interest in the receivables. U. S. Steel has agreed to continue servicing the sold receivables at market rates. Because U. S. Steel receives adequate compensation for these services, no servicing asset or liability has been recorded.

        Sales of accounts receivable are reflected as a reduction of receivables in the balance sheet and the proceeds received are included in cash flows from operating activities in the statement of cash flows. Under the facility, USSR may sell interests in the receivables up to the lesser of a funding base, comprised of eligible receivables, or $400 million. Generally, the facility provides that as payments are collected from the sold accounts receivables, USSR may elect to have the conduits reinvest the proceeds in new eligible accounts receivable.

        During 2002, USSR sold to conduits and subsequently repurchased $320 million of revolving interest in accounts receivable. No sales occurred in 2001. As of December 31, 2002, $343 million was available to be sold under this facility. The net book value of U. S. Steel's retained interest in the receivables represents the best estimate of the fair market value due to the short-term nature of the receivables.

        USSR pays the conduits a discount based on the conduits' borrowing costs plus incremental fees. During 2002, U. S. Steel incurred costs of $3 million on the sale of its receivables, while such costs were less than $1 million in 2001. These costs are included in net interest and other financial costs in the statement of operations.

        The table below summarizes cash flows from and paid to USSR:

(In millions)	2002	2001

Proceeds from:
Collections reinvested	$5,114	$415
Securitizations	—	—
Servicing fee	6	1

        The table below summarizes the trade receivables for USSR:

	December 31
(In millions)	2002	2001

Balance of accounts receivable, net, purchased by USSR	$451	$393
Revolving interest sold to conduits	—	—

Accounts receivable — net, included in the balance sheet of U. S. Steel	$451	$393

        While the term of the facility is five years, the facility also terminates on the occurrence and failure to cure certain events, including, among others, certain defaults with respect to the Inventory Facility and other debt obligations, any failure of USSR to maintain certain ratios related to the collectability of the receivables, and failure to extend the commitments of the commercial paper conduits' liquidity providers which currently terminate on November 26, 2003.

22. Inventories

(In millions)	December 31	2002	2001

Raw materials		$228	$184
Semi-finished products		472	408
Finished products		271	210
Supplies and sundry items		59	68

Total		$1,030	$870

        At December 31, 2002 and 2001, the LIFO method accounted for 92% and 91%, respectively, of total inventory value. Current acquisition costs were estimated to exceed the above inventory values at December 31 by approximately $310 million in 2002 and $410 million in 2001. Cost of revenues were reduced and income (loss) from operations was improved by $24 million in 2001 and $3 million in 2000 as a result of liquidations of LIFO inventories. The effect of liquidations of LIFO inventories in 2002 was less than $1 million.

        Supplies and sundry items inventory in the table above includes $43 million and $45 million of land held for residential/commercial development by U. S. Steel's Real Estate segment as of December 31, 2002 and 2001, respectively.

23. Derivative Instruments

The following table sets forth quantitative information by class of derivative instrument at December 31, 2002 and 2001:

(In millions)	Fair Value Assets (Liabilities)(a)	Carrying Amount Assets (Liabilities)

Non-Hedge Designation:
OTC commodity swaps(b):
December 31, 2002	$(2)	$(2)
December 31, 2001	(5)	(5)

(a)
The fair value amounts are based on exchange-traded index prices and dealer quotes.

(b)
The OTC swap arrangements vary in duration with certain contracts extending into 2004.

24. Fair Value of Financial Instruments

Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 23, by individual balance sheet account. U. S. Steel's financial instruments at December 31, 2002 and 2001, were:

		2002		2001
(In millions)	December 31	Fair Value	Carrying Amount	Fair Value	Carrying Amount

Financial assets:
Cash and cash equivalents		$243	$243	$147	$147
Receivables		805	805	671	671
Receivables from related parties		129	129	159	159
Investments and long-term receivables		45	44	42	41

Total financial assets		$1,222	$1,221	$1,019	$1,018

Financial liabilities:
Accounts payable		$677	$677	$551	$551
Accounts payable to related parties		90	90	143	143
Accrued interest		44	44	45	45
Long-term debt (including amounts due within one year)		1,165	1,352	1,122	1,375

Total financial liabilities		$1,976	$2,163	$1,861	$2,114

        Fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. The cost method investment in VSZ at December 31, 2001, was excluded from investments and long-term receivables because the fair value was not readily determinable. U. S. Steel is subject to market risk and liquidity risk related to its investments; however, these risks are not readily quantifiable. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.

        Financial guarantees are U. S. Steel's only unrecognized financial instrument. For details relating to financial guarantees, see Note 25.

25. Contingencies and Commitments

U. S. Steel is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the consolidated financial statements. However, management believes that U. S. Steel will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

Property taxes — U. S. Steel is a party to several property tax disputes involving its Gary Works property in Indiana, including claims for refunds of approximately $65 million pertaining to tax years 1994-96 and 1999, and assessments of approximately $110 million in excess of amounts paid for the 2000 and 2001 tax years. In addition, interest may be imposed upon any final assessment. The disputes involve property values and tax rates and are in various stages of administrative appeals. U. S. Steel is vigorously defending against the assessments and pursuing its claims for refunds.

Environmental matters — U. S. Steel is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. Accrued liabilities for remediation totaled $135 million and $138 million at December 31, 2002 and 2001, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

        For a number of years, U. S. Steel has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 2002 and 2001, such capital expenditures totaled $14 million and $15 million, respectively. U. S. Steel anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

        Throughout its history, U. S. Steel has sold numerous properties and businesses and has provided various indemnifications with respect to many of the assets that were sold. These indemnifications have been associated with the condition of the property, the approved use, certain representations and warranties, matters of title and environmental matters. While the vast majority of indemnifications have not covered environmental issues, there have been a few transactions in which U. S. Steel indemnified the buyer for non-compliance with past, current and future environmental laws related to existing conditions; however, most recent indemnifications are of a limited nature only applying to non-compliance with past and/or current laws. Some indemnifications only run for a specified period of time after the transactions close and others run indefinitely. The amount of potential liability associated with these transactions is not estimable due to the nature and extent of the unknown conditions related to the properties sold. Aside from approximately $14 million of liabilities already recorded as a result of these indemnifications due to specific environmental remediation cases (included in the $135 million of accrued liabilities for remediation discussed above), there are no other known liabilities related to these indemnifications.

Guarantees — Guarantees of the liabilities of unconsolidated entities of U. S. Steel totaled $27 million at December 31, 2002, and $32 million at December 31, 2001. In the event that any defaults of guaranteed liabilities occur, U. S. Steel has access to its interest in the assets of the investees to reduce potential losses resulting from these guarantees. As of December 31, 2002, the largest guarantee for a single such entity was $18 million, which represents the maximum exposure to loss under a guarantee of debt service payments of an equity investee. No liability has been recorded for these guarantees as management believes the likelihood of occurrence is remote.

Contingencies related to Separation from Marathon — U. S. Steel was contingently liable for debt and other obligations of Marathon in the amount of approximately $168 million as of December 31, 2002, compared to $359 million at December 31, 2001. In the event of the bankruptcy of Marathon, these obligations for which U. S. Steel is contingently liable may be declared immediately due and payable. If such event occurs, U. S. Steel may not be able to satisfy such obligations. No liability has been recorded for these contingencies as management believes the likelihood of occurrence is remote.

        If the Separation is determined to be a taxable distribution of the stock of U. S. Steel, but there is no breach of a representation or covenant by either U. S. Steel or Marathon, U. S. Steel would be liable for any resulting taxes (Separation No-Fault Taxes) incurred by Marathon. U. S. Steel's indemnity obligation for Separation No-Fault Taxes survives until the expiration of the applicable statute of limitations. The maximum potential amount of U. S. Steel's indemnity obligation for Separation No-Fault Taxes at December 31, 2002, is estimated to be approximately $90 million. No liability has been recorded for this indemnity obligation as management believes that the likelihood of the Separation being determined to be a taxable distribution of the stock of U. S. Steel is remote.

Other contingencies — U. S. Steel is contingently liable to its Chairman and Chief Executive Officer for a $3 million retention bonus. The bonus is payable upon the earlier of his retirement from active employment or December 31, 2004, and is subject to certain performance measures.

        U. S. Steel has the option, under certain operating lease agreements covering various equipment, to renew the leases or to purchase the equipment during or at the end of the terms of the leases. If U. S. Steel does not exercise the purchase options by the end of the terms of the leases, U. S. Steel guarantees a residual value of the equipment as determined at the lease inception date of each agreement (approximately $51 million at December 31, 2002). No liability has been recorded for these guarantees as either management believes that the potential recovery of value from the equipment when sold is greater than the residual value guarantee, or the potential loss is not probable and/or estimable.

Transtar reorganization — The 2001 reorganization of Transtar was intended to be tax-free for federal income tax purposes, with U. S. Steel and Holdings agreeing through various representations and covenants to protect the reorganization's tax-free status. If the reorganization is determined to be taxable, but there is no breach of a representation or covenant by either U. S. Steel or Holdings, U. S. Steel is liable for 44% of any resulting Holdings taxes (Transtar No-Fault Taxes), and Holdings is responsible for 56% of any resulting U. S. Steel taxes. U. S. Steel's indemnity obligation for Transtar No-Fault Taxes survives until 30 days after the expiration of the applicable statute of limitations. The maximum potential amount of U. S. Steel's indemnity obligation for Transtar No-Fault Taxes at December 31, 2002, is estimated to be approximately $70 million. No liability has been recorded for this indemnity obligation as management believes that the likelihood of the reorganization being determined to be taxable is remote. U. S. Steel can recover all or a portion of any indemnified Transtar

No-Fault Taxes if Holdings receives a future tax benefit as a result of the Transtar reorganization being taxable.

Clairton 1314B partnership — See description of the partnership in Note 15. U. S. Steel has a commitment to fund operating cash shortfalls of the partnership of up to $150 million. Additionally, U. S. Steel, under certain circumstances, is required to indemnify the limited partners if the partnership product sales fail to qualify for the credit under Section 29 of the Internal Revenue Code. This indemnity will effectively survive until the expiration of the applicable statute of limitations. The maximum potential amount of this indemnity obligation at December 31, 2002, including interest and tax gross-up, is approximately $600 million. Furthermore, U. S. Steel under certain circumstances has indemnified the partnership for environmental obligations. See discussion of environmental matters above. The maximum potential amount of this indemnity obligation is not estimable. Management believes that the $150 million deferred gain related to the partnership, which is recorded in deferred credits and other liabilities, is more than sufficient to cover any probable exposure under these commitments and indemnifications.

Self-insurance — U. S. Steel is self-insured for certain liabilities including workers' compensation, auto liability and general liability, within specified deductible and retainage levels. Certain equipment that is leased by U. S. Steel is also self-insured within specified deductible and retainage levels. Liabilities are recorded for workers' compensation and personal injury obligations. Other costs resulting from self-insured losses are charged against income upon occurrence.

        U. S. Steel uses surety bonds, trusts and letters of credit to provide whole or partial financial assurance for certain obligations such as workers' compensation. The total amount of active surety bonds, trusts and letters of credit being used for financial assurance purposes is approximately $144 million as of December 31, 2002, which reflects our maximum exposure under these financial guarantees, but not our total exposure for the underlying obligations. Most of the trust arrangements and letters of credit are collateralized by restricted cash that is recorded in other noncurrent assets.

Commitments — At December 31, 2002 and 2001, U. S. Steel's domestic contract commitments to acquire property, plant and equipment totaled $24 million and $28 million, respectively.

        USSK has a commitment to the Slovak government for a capital improvements program of $700 million, subject to certain conditions, over a period commencing with the acquisition date of November 24, 2000, and ending on December 31, 2010. The remaining commitments under this capital improvements program as of December 31, 2002 and 2001, were $541 million and $634 million, respectively.

        U. S. Steel entered into a 15-year take-or-pay arrangement in 1993, which requires U. S. Steel to accept pulverized coal each month or pay a minimum monthly charge of approximately $1 million. Charges for deliveries of pulverized coal totaled $23 million in 2002, 2001 and 2000. If U. S. Steel elects to terminate the contract early, a maximum termination payment of $82 million as of December 31, 2002, which declines over the duration of the agreement, may be required.

26. Subsequent Events

On January 9, 2003, U. S. Steel announced that it had signed an Asset Purchase Agreement with National Steel Corporation (National) to acquire substantially all of National's steelmaking and finishing assets for approximately $950 million, which includes the assumption of liabilities of approximately $200 million. The closing of the agreement with National was contingent on, among other things, the approval of the U.S. Bankruptcy Court for the Northern District of Illinois, Eastern Division, and the execution and ratification of a new labor agreement with the United Steelworkers of America (USWA) with respect to the steelworkers at the National facilities to be acquired.

        On January 30, 2003, National announced that it had signed an agreement with another party, under which National would sell substantially all of its assets, including its pellet-making facility, for $1,125 million, consisting of cash and the assumption of approximately $200 million of liabilities. The closing of the agreement between National and the other party is contingent on, among other things, the approval of the U.S. Bankruptcy Court and the execution and ratification of a new labor agreement with the USWA with respect to the steelworkers at the National facilities to be acquired. The U.S. Bankruptcy Court in Chicago established an auction period for National's assets that began on February 6, 2003, and will end on April 7, 2003.

        On February 10, 2003, U. S. Steel announced that it would immediately begin bargaining with the USWA to reach a new, progressive labor contract covering facilities now owned by bankrupt National as well as the USWA-represented plants of U. S. Steel. U. S. Steel remains interested in acquiring the assets of National if U. S. Steel is able to reach a new labor agreement with the USWA for the steelworkers at the National facilities and acquire the assets at a price that U. S. Steel views to be appropriate in light of conditions in the steel and financial markets at the time of the auction. Management cannot assure that U. S. Steel will participate in or prevail at the auction for National's assets.

        In February 2003, U. S. Steel sold 5 million shares of 7% Series B Mandatory Convertible Preferred Shares (liquidation preference $50 per share) (Series B Preferred) for net proceeds of $242 million. U. S. Steel also granted the underwriters an over-allotment option to purchase up to an additional 750,000 of Series B Preferred. The Series B Preferred have a dividend yield of 7%, a 20% conversion premium (for an equivalent conversion price of $15.66 common share) and will mandatorily convert into U. S. Steel common shares on June 15, 2006. The net proceeds of the offering will be used for general corporate purposes, including funding working capital, financing potential acquisitions, debt reduction and voluntary contributions to employee benefit plans. The number of common shares that could be issued upon conversion of the 5 million shares of Series B Preferred ranges from approximately 16.0 million shares to 19.2 million shares, based upon the timing of the conversion and the market price of U. S. Steel's common stock.

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  Exhibit 99.1